Filed by RAIT Financial Trust pursuant to Rule 425 under the Securities Act of 1933
Subject Company: RAIT Financial Trust
Registration No. of Related Registration Statement: 333-162878

RAIT Financial Trust Announces Amendment of Exchange Offer for Its 6.875% Convertible Senior Notes Due 2027

Philadelphia, PA – December 14, 2009 – RAIT Financial Trust (NYSE: RAS) (“RAIT”) today announced that it has amended its offer to exchange (the “Exchange Offer”) RAIT common shares and a cash payment for a portion of its outstanding 6.875% Convertible Senior Notes due 2027 (the “Convertible Notes”). The following are the amended terms of the Exchange Offer:

•	The Convertible Notes offer consideration is amended so that holders who validly tender and do not validly withdraw their Convertible Notes prior to 11:59 p.m., New York City time, on December 29, 2009 will receive, for each $1,000 principal amount of RAIT’s Convertible Notes accepted for exchange: 239 common shares; a cash payment of $91.50; and accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.

•	The maximum aggregate principal amount of Convertible Notes validly tendered and not withdrawn that RAIT will accept in the Exchange Offer will be $55,470,000.

RAIT has filed a registration statement on Form S-4 (Registration No. 333-162878) that includes an exchange offer prospectus (the “Prospectus”) with the Securities and Exchange Commission (“SEC”) registering the RAIT common shares to be issued in connection with the Exchange Offer. In addition, RAIT has filed a tender offer statement on Schedule TO (the “Schedule TO”) with the SEC that includes a letter of transmittal (the “Letter of Transmittal”). The terms and conditions of the Exchange Offer are described in the Prospectus, as amended by this Press Release, and the Letter of Transmittal.

RAIT has retained UBS Investment Bank to act as Dealer Manager for the Exchange Offer. Questions regarding the Exchange Offer may be directed to UBS Investment Bank at (888) 719-4210 (toll-free).

Investors are urged to read the relevant documents filed or to be filed by RAIT with the SEC because they contain important information. Holders may obtain documents RAIT files with the SEC at the SEC’s website www.sec.gov. Requests for the Prospectus and Letter of Transmittal relating to the Exchange Offer may be directed to D.F. King & Co., Inc., the Information and Exchange Agent in connection with the exchange offer, at (212) 269-5550 or (800) 431-9633 (toll-free), or to RAIT at the contact information below.

This release is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Convertible Notes or any other securities.  The Exchange Offer is only being made pursuant to the Exchange Offer documents.  The Exchange Offer is not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About RAIT Financial Trust
RAIT Financial Trust manages a portfolio of real estate related assets, provides a comprehensive set of debt financing options to the real estate industry and invests in real estate related assets. RAIT’s management uses their experience, knowledge and relationship network to seek to generate and manage real estate related investment opportunities for RAIT and for outside investors.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@raitft.com